Exhibit 10.5

Cardax, Inc.

2014 Equity Compensation Plan

Notice of Stock Option Grant

in substitution of Stock Option Grant

under the

Cardax Pharmaceuticals, Inc.

2006 Stock Incentive Plan

In accordance with the terms of that certain Agreement and Plan of Merger, dated as of November 27, 2013 (the “Merger Agreement”), Cardax, Inc. (the “Company”) hereby grants you the following Option to purchase shares of its common stock (“Shares”). This Notice of Stock Option Grant is issued in substitution and replacement of the Stock Option Grant issued to you on ___________ under the Cardax Pharmaceuticals, Inc. 2006 Stock Incentive Plan (the “Prior Option”). The terms and conditions of this Option are set forth in the Stock Option Agreement and the Cardax, Inc. 2014 Equity Compensation Plan (the “Plan”), both of which are attached to and made part of this document.

Except as otherwise defined herein, capitalized terms used in this Notice of Stock Option Grant shall have the meaning assigned to such terms in the Plan.

For purposes of Section 409A of the Code, the substation of the Prior Option for this Option is intended to meet the requirements of Treasury Regulation § 1.409A-1(b)(v)(D).

Notwithstanding Section 4 of the Stock Option Agreement to the contrary, in the event your employment or other service with the Company terminates for any reason, this Option shall remain exercisable for the full Option Period.

Pursuant to the Merger Agreement, as of the Date of Grant, the Prior Option is superseded, is of no force and effect, and has been replaced by this Notice of Stock Option Grant.

Date of Grant:	February 7, 2014

Name of Optionee:	_________________

Number of Option Shares:	__________

Exercise Price per Share:	$0.155

Option Period:	_______________________________

Type of Option:	NQSO

Vesting Schedule:	The shares subject to this Option are fully vested upon the Date of Grant.

By signing this Notice of Stock Option Grant, you acknowledge receipt of a copy of the Plan and agree that: (a) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Stock Option Agreement, the Plan document and the Notice of Exercise and Common Stock Purchase Agreement; (b) you hereby make the purchaser’s investment representations contained in the Exercise Notice with respect to the grant of this Option; (c) you understand and agree that the Notice of Stock Option Grant and the Stock Option Agreement constitutes the entire understanding between you and the Company regarding this Option and that any prior agreements, commitments or understandings concerning this Option, including, but not limited to, the Prior Option, are replaced and superseded; and (d) you have been given an opportunity to consult your own legal and tax advisors with respect to all matters relating to this Option prior to signing this Notice of Stock Option Grant and that you have either consulted such advisors or voluntarily declined to consult such advisors.

______________	Cardax, Inc.

__________________________	By:____________________________
Name:
Title: